Exhibit 3.9
ARTICLES OF INCORPORATION
OF
AMERICAN PACIFIC CORPORATION
     THE UNDERSIGNED natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the General Corporation Law of the State of Nevada, adopts the following Articles of Incorporation for such corporation.
ARTICLE I
     The name of the corporation is AMERICAN PACIFIC CORPORATION.
ARTICLE II
     The address of this corporation’s initial registered office in the State of Nevada and the name of its initial registered agent at such address is C. Keith Rooker, Esq., 701 North Green Valley Parkway, Suite 105, Henderson, Nevada 89014.
ARTICLE III
     The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.
ARTICLE IV
     The corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue shall be twenty-three million (23,000,000); the total number of shares of Common Stock shall be twenty million (20,000,000) and the par value of each share of Common Stock shall be $.10; and the total number of shares of Preferred Stock shall be three million (3,000,000) and the par value of each share of Preferred Stock shall be one dollar ($1.00).
     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, if any, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

ARTICLE V
     By-Laws of the Corporation may be amended, altered or repealed, and new By-Laws may be adopted, so long as not inconsistent with the provisions of this Certificate of Incorporation, (i) by the affirmative vote of the holders of a majority of the stock entitled to vote at any annual or special stockholders’ meeting, provided notice of such proposed adoption, alteration or repeal is included in the notice of any such special meeting or (ii) by an affirmative vote of a majority of the directors present at any annual, regular or special meeting of the Board of Directors at which a quorum is present, but such right of the directors shall not divest or limit the right of the stockholders to adopt, alter or repeal By-Laws as specified above.
ARTICLE VI
     The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The initial number of directors of the Corporation shall be five, and the time for which such directors shall severally hold office shall be as provided herein and in the By-Laws. The number of directors which shall thereafter constitute the whole Board of Directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors but shall not be less than three nor more than twelve. The Board of Directors shall be classified with respect to the time for which the directors shall severally hold office by dividing them into three classes, such classes to be as nearly equal in number as possible. If the number of directors set by such resolution is a number which is not evenly divisible by three, the Board of Directors shall by resolution determine the number of directors in each class which shall be, as nearly as possible, the same number for each class, provided that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of stockholders beginning with the annual meeting to be held in 1998, directors shall be chosen for a term of three (3) years to succeed those whose terms then expire and shall hold office until the third following annual meeting of stockholders and until the election of their respective successors. Election of directors at an annual meeting of stockholders shall, subject to the provisions and powers of any Preferred Stock hereinafter issued, be by the affirmative vote of the holders of not less than 80 % of the shares of Common Stock present in person or by proxy (i.e., 80% of the total votes cast in the election of directors). In the event no class of nominees which is running for election at an annual meeting receives the requisite amount of votes to be elected at such meeting, the incumbent directors of such class shall remain in office until the next annual meeting. At that time, two (2) classes of nominees will stand for election, and so on, providing that the holdover nominees shall run only for the remainder of their term. Any vacancy on the Board of Directors, whether arising through death, resignation or removal of a director and any newly created directorships in any class, shall be filled by a majority vote of all the remaining directors although less than a quorum. The term of office of any director elected to fill such a vacancy shall expire at the expiration of the term of office of directors of the class in which the vacancy occurred. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII
     Notwithstanding any provision of the By-Laws of the Corporation and notwithstanding the fact that some lessor percentage may be specified by law, special meetings of the stockholders shall not be called except (1) pursuant to a resolution adopted by the Board of Directors or (2) by the Chairman of the Board, the Vice Chairman or the President acting on the written application of the stockholders owning 80 % or more of each class of stock of the Corporation entitled to vote on matters to be submitted to stockholders of the Corporation (considering all outstanding series of preferred stock so entitled to vote collectively as one class). Any written application by such stockholders shall state a proper purpose for the meeting and shall be delivered to the Chairman of the Board, the Vice Chairman or the President. Written notice of any such meeting shall be given as provided in the By-Laws of the Corporation.
ARTICLE VIII
     Notwithstanding any other provisions of the By-Laws of the Corporation and notwithstanding the fact that some lesser percentage may be specified by law, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of each class of stock of the Corporation entitled to vote in elections of directors present and voting (considering all outstanding series of preferred stock so entitled to vote collectively as one class) (i.e. 80% of the total votes cast at a meeting of the stockholders called for that purpose.
ARTICLE IX
     To the fullest extent permitted by applicable law, this corporation may indemnify any Director, officer, employee or agent or former Director, officer, employee or agent of the corporation, or any person who may have served at its request as a Director, officer, employee or agent of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of any action, suit or proceeding, civil or criminal, to which he is made a party by reason of being or having been such Director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation; and to make any other indemnification that shall be authorized by any bylaw or resolution adopted by the Board of Directors.
ARTICLE X
     Notwithstanding any other provisions of the By-Laws of the Corporation and notwithstanding the fact that some lesser percentage may be specified by law or agreement, the affirmative vote of the holders of 80% or more of each class of stock of the Corporation which is entitled to vote in elections of directors present and voting (considering all outstanding series of Preferred Stock so entitled to vote, collectively as one class) (i.e. 80% of the total votes cast) shall be required for any corporate action that would, directly or indirectly, amend, alter, change or adversely affect any provision of Article IV, in so far as it relates to the authorization and issuance of Preferred Stock, Article V, Article VI, Article VII, Article VIII, or this Article X in each case, of these Articles of Incorporation; provided however, that the vote required by this Article Tenth shall not be applicable to any amendment or transaction if such amendment or transaction is approved by resolution adopted prior to the consummation of such amendment or transaction by the affirmative vote of two-thirds or more of the whole Board of Directors of the Corporation (the “whole Board” being the number of directors which the Corporation would have if there were no vacancies, as established by Board resolution), in which event the required vote of the stockholders of the Corporation to effect such amendment or transaction shall be the affirmative vote of a majority of the share of each class of stock entitled to vote in elections of directors (considering all outstanding series of Preferred Stock so entitled to vote, collectively as one class).
ARTICLE XI
     The personal liability of a Director to this corporation or its shareholders for monetary damages for breach of fiduciary duty is limited to the fullest extent permitted by the applicable provisions of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented from time to time.
ARTICLE XII
     The corporation is to have perpetual existence.
ARTICLE XIII
     The present Board of Directors of the corporation consists of the following:

Fred D. Gibson, Jr.	John R. Gibson
3770 Howard Hughes Pkwy., #300	3770 Howard Hughes Pkwy., #300
Las Vegas, NV 89109	Las Vegas, NV 89109

David N. Keys
3770 Howard Hughes Pkwy., #300
Las Vegas, NV 89109

ARTICLE XIV
     The name and address of the incorporator signing these articles of incorporation are as follows:
ANDREA K. WEBB
701 N. Green Valley Parkway, Suite 105
Henderson, NV 89014
     DATED this 8th day of May, 1998.

/s/ Andrea K. Webb
ANDREA K. WEBB

STATE OF NEVADA	)
	)	ss.
COUNTY OF CLARK	)
     On the 8th day of May, 1998, personally appeared before me, a notary public, ANDREA K. WEBB, personally known (or proved) to me to be the person whose name is subscribed to the above instrument, who acknowledged that she executed the instrument.

/s/ Susan K. Forti
NOTARY PUBLIC

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